Exhibit 99.1

Excelsior LaSalle Property Fund, Inc. Revises Terms of Tender Offer

Stamford, Connecticut, December 17, 2007, Excelsior LaSalle Property Fund, Inc. (the “Fund”) today announced that it has revised the terms and conditions of its tender offer for up to $10 million (or 83,368 shares) of the Fund’s issued and outstanding shares of Class A common stock, par value $0.01 per share (“Shares”) set forth in the Fund’s Offer to Purchase mailed to stockholders on November 26, 2007 (the “Offer”).  Under the terms of the original Offer, a stockholder who only tendered a portion of his, her or its Shares would have been required to maintain a capital account balance in the Fund equal to $100,000 or more, and the Fund reserved the right to purchase less than the number of Shares tendered by a stockholder if the purchase would have caused the stockholder’s capital account balance to fall below $100,000.  Under the revised terms of the Offer, a stockholder may now tender a portion of his, her or its Shares without regard to whether such tender, if accepted, would result in the stockholder’s capital account balance falling below $100,000.  Except as disclosed in this press release, all the material terms of the Offer remain unchanged.  The Fund has filed a revised offer to purchase as Exhibit (a)(1)(B) to Amendment No. 1 to the Fund’s Schedule TO (the “Amended Schedule TO”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 17, 2007.  Investors may obtain a copy of the Amended Schedule TO, including the revised offer to purchase, free of charge, on the SEC’s website at www.sec.gov or by contacting Peggy Lynn of UST Advisers, Inc. by phone at (203) 352-4497 or by fax at (203) 352-4456.

Stockholders desiring to change the number of Shares they have tendered may do so by sending a new letter of transmittal to the Fund in the manner specified in the Offer.   The latest-dated letter of transmittal received by the Fund from you will be deemed to be your letter of transmittal.  If you would like a new letter of transmittal or would like additional information, please contact Peggy Lynn of UST Advisers, Inc. at the numbers above.

The expiration date of the Offer remains unchanged, and the Offer will expire at 12:00 midnight, Eastern time on Friday, December 21, 2007, or at such later time and date to which the Offer may be extended.

About the Advisor and the Manager

UST Advisers, Inc., a wholly-owned, indirect subsidiary of Bank of America Corporation (“BAC”), is the manager of the Fund.  LaSalle Investment Management, Inc. (“LIM”), a wholly-owned but operationally independent subsidiary of Jones Lang LaSalle Incorporated (“LaSalle”), acts as the investment advisor to the Fund (“LaSalle”). Neither LIM nor LaSalle is affiliated with LaSalle Bank.